EXHIBIT 1

May  29,  2001

Board  of  Directors  of  Monarch  Services,  Inc.
4517  Harford  Road
Baltimore,  MD  21214

To  the  Board  of  Directors  of  Monarch  Services,  Inc.:

We write to respectfully communicate our view that the course you have authorized the Company to pursue is counter to the interests of the public shareholders, and not supported by a sufficient number to permit its continuance.

Each of us concluded at the time the 2000 proxy statement was published that our previous support of management had been mistaken. The situation was exacerbated by the deterioration of the company's quarterly financial results, and has now worsened further, if possible, as we are informed that your intention is to use the shareholders' capital to fund new business ventures.

The enormous gulf that exists between the company's value and its share price cannot be ignored any longer. WE URGE YOU TO EITHER SELL OR LIQUIDATE THE
COMPANY, OR MAKE AN OFFER TO PURCHASE THE SHARES BELONGING TO YOUR PUBLIC SHAREHOLDERS.

We understand that the clear preference of the controlling shareholders to this point has been to continue to operate Monarch as a publicly-held operating company. But present circumstances simply do not permit the continuance of this desire. The public shareholders could now be given back their capital in an amount that would represent a profit to them. It is simply irresponsible to commit us to an alternative path that has such a high likelihood of continuing indefinitely the company's abysmal performance as an investment. The resolution we are submitting for inclusion in the 2001 proxy will make it abundantly clear how strongly the public shareholders oppose this prospect.

We have each invested a substantial amount of family savings in Monarch. We are obligated to take all appropriate measures to protect and defend this investment, as now seems necessary. But we wish you to know, at the same time, that we will cooperate - in good faith, with a positive spirit and without recrimination - in any effort undertaken by the Board to restore to the investors the value of their investment in Monarch.


                               Page 5 of 10 Pages

Very  truly  yours,

/s/  Michael  R.  Drayne                /s/  Anthony  J.  Sutton

Michael  R.  Drayne                     Anthony  J.  Suttton
814  Woodside  Parkway                  1959  N.  Peacehaven  Road  #242
Silver  Spring,  MD  20910              Winston-Salem,  NC  27106-4850


                               Page 6 of 10 Pages